EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AMONG

VISUALE, INC.

SOFTWORKS AUSTRALIA PTY LTD,

CERTAIN STOCKHOLDERS OF VISUALE, INC.,

AND

ONYX SOFTWARE CORPORATION

DATED APRIL 6, 2004

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.	DEFINITIONS			1
2.	PURCHASE AND SALE OF VISUALE ASSETS AND SOFTWORKS ASSETS			6
	2.1	Visuale Assets and Softworks Assets		6
	2.2	Excluded Liabilities		7
	2.3	Instruments of Sale and Transfer		7
3.	PURCHASE PRICE			7
	3.1	Purchase Price		7
		3.1.1	Initial Payment	7
		3.1.2	Subsequent Payment	8
		3.1.3	No Fractional Shares; Limitation on Issuance	8
	3.2	Contingent Payments		8
		3.2.1	Contingent Payments	8
		3.2.2	Payment of Contingent Payments	8
		3.2.3	Minimum Contingent Payment Amounts	8
		3.2.4	Verification of Contingent Payment Calculations	9
		3.2.5	Applicable Currency	9
	3.3	Allocation of Purchase Price		9
	3.4	Seller to pay Softworks		10
4.	REPRESENTATIONS AND WARRANTIES OF SELLER, THE STOCKHOLDERS AND SOFTWORKS			10
	4.1	Organization; Good Standing; Power		10
	4.2	Authority; Authorization; Enforceability		10
	4.3	No Conflicts		10
	4.4	Consents and Approvals		11
	4.5	Title to Assets; Assets Complete		11
	4.6	Contracts		12
	4.7	Claims and Legal Proceedings		12
	4.8	Taxes		12
	4.9	Intellectual Property		13
		4.9.1	Original Work	13
		4.9.2	Reserved	13
		4.9.3	Source Code	13
		4.9.4	Licenses and Agreements	14
		4.9.5	No Infringement	14
		4.9.6	Valid and Subsisting; Applications and Registrations	14
		4.9.7	No Government Funding	15
		4.9.8	No Open Source	15
		4.9.9	Documentation	15
		4.9.10	Participating Developers	15

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

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		4.9.11	No Impairment	15
	4.10	Compliance With Laws		15
	4.11	Insurance		16
	4.12	Brokerage		16
	4.13	Seller Liabilities; Fair Consideration; No Fraudulent Conveyance		16
	4.14	Proxy/Information Statement		16
	4.15	Questionnaire		17
	4.16	Investment for Own Account		17
	4.17	Legends		17
	4.18	Full Disclosure		18
	4.19	Employees		18
	4.20	Softworks Assets		19
	4.21	Trading in Onyx Common Stock		19
	4.22	No Other Representations and Warranties		19
5.	REPRESENTATIONS AND WARRANTIES OF BUYER			19
	5.1	Organization; Corporate Power		20
	5.2	Authority; Authorization; Enforceability		20
	5.3	Valid Issuance of Stock		20
	5.4	No Conflicts		20
	5.5	Brokerage		20
	5.6	Buyer Information		21
	5.7	Full Disclosure		21
6.	DELIVERIES			21
	6.1	Deliveries by Seller and Softworks		21
	6.2	Deliveries by Buyer		22
7.	COVENANTS			23
	7.1	Further Assurances		23
	7.2	Continued Existence		23
	7.3	Employees		23
	7.4	Pennystream Confidentiality Acknowledgement		24
	7.5	Certain Waivers; Covenant Not to Sue		24
	7.6	Distribution of Onyx Common Stock to Stockholders		25
	7.7	Promotional Materials		25
	7.8	Post-Closing Cooperation		25
	7.9	Publicity		25
	7.10	Initial Product Build		25
	7.11	Bulk Transfer Laws		26
	7.12	Seller Liabilities and nFormed Payments		26
	7.13	Physical Delivery of Assets		26
	7.14	Transactions in Buyer Common Stock		26
8.	TAXES AND COSTS; APPORTIONMENTS			27

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

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	8.1	Transfer Taxes	27
	8.2	Transaction Costs	27
	8.3	Apportionments	27
	8.4	Cooperation and Records Retention	27
	8.5	Control of Tax Proceedings	28
9.	COVENANTS NOT TO COMPETE		28
	9.1	Non-Competition Covenants by Seller, the Stockholders, and Softworks	28
	9.2	Minor Investments	28
	9.3	Multiple Divisions	28
	9.4	Remedies	29
10.	SURVIVAL AND INDEMNIFICATION		29
	10.1	Survival	29
	10.2	Indemnification by Seller, the Stockholders, and Softworks	29
	10.3	Indemnification by Buyer	31
	10.4	Time Limitations	32
	10.5	Procedure for Indemnification	32
	10.6	Set-Off	33
	10.7	Right to Cancel Shares	34
	10.8	Payment by Set-Off or Cancellation of Indemnification Shares	34
	10.9	Stop Transfer Order	35
	10.10	Election of Remedies	35
	10.11	Specific Performance	35
	10.12	Stockholder Representative	36
11.	MISCELLANEOUS		36
	11.1	Confidentiality Obligations of Seller and the Stockholders and Softworks Following the Closing	36
	11.2	Severability	37
	11.3	Modification and Waiver	37
	11.4	Notices	37
	11.5	Assignment	39
	11.6	Captions	39
	11.7	Entire Agreement	39
	11.8	No Third-Party Rights	39
	11.9	Counterparts	39
	11.10	Governing Law	40
	11.11	Waiver of Conflicts	40

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

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Exhibits

Exhibit 1.38	Softworks Assets

Exhibit 1.47	Transferring Employees

Exhibit 6.1(a)	Visuale Bill of Sale

Exhibit 6.1(b)	Softworks Bill of Sale

Exhibit 6.1(k)	Investor Questionnaire

Exhibit 6.1(l)	Registration Rights Agreement

Exhibit 6.1(m)	Reseller Agreement

Exhibit 6.1(p)	Assets to Be Delivered by Electronic Delivery

Exhibit 6.2(e)	Resale Certificate

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

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Asset Purchase Agreement

     This Asset Purchase Agreement (this “Agreement”) is made as of the 6th day of April, 2004, by and among Visuale, Inc., a Delaware corporation (“Seller”), the stockholders of Seller listed on the signature pages hereto (the “Stockholders”), Softworks Australia Pty Ltd., a Queensland proprietary limited company (“Softworks”), and Onyx Software Corporation, a Washington corporation (“Buyer”).

RECITALS

     A. Seller desires to sell and Buyer desires to purchase certain software and related assets at the price and on the terms and conditions set forth herein.

     B. Buyer has entered into employment agreements (the “Employment Agreements”) with eight employees of Softworks who were involved in the development of certain of the assets. Softworks desires to sell and Buyer desires to purchase certain tangible assets and transferable third party licenses useful in the work performance of such employees.

AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1.	Definitions

     As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

     1.1 “Affiliate”: of any person (the “Subject”) means any other person which, directly or indirectly, controls or is controlled by or is under common control with the Subject.

     1.2 “Agreement”: This Agreement and all Schedules and Exhibits hereto.

     1.3 “Annual Period”: Each of the periods covered by (i) the First Quarter through the fourth Quarter; (ii) the fifth through eighth Quarters; (iii) the ninth through twelfth Quarters (the “Third Annual Period”); and (iv) the first day of the thirteenth Quarter through the end of the Contingent Payment Term (the “Fourth Annual Period”).

     1.4 “Assets”: The Visuale Assets and the Softworks Assets.

     1.5 “Books and Records”: (a) All copies, print-outs, disks, hard drives, and other tangible manifestations in any form or format, electronic or otherwise, complete or partial, of the Product or any of it; and (b) all of Seller’s books and records (including all discs, tapes and other forms of media or data storage) relating to the Product as of the close of business on the date hereof, including, without limitation, all of Seller’s current and in-process marketing information and procedures, and advertising and promotional materials. The Books and Records include without limitation the records and articles described in Schedule 1.5 to the Disclosure Memorandum.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     1.6 “Bundled License(s)”: Software licenses or other similar rights granted to any third party covering copies of one or more product(s) from at least two of the following three categories: (a) Stand-Alone Products; (b) Derived Products; and (c) other software products (the code for which is separately compiled) that are neither Stand-Alone Products nor Derived Products.

     1.7 “Claim”: Any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

     1.8 “Closing”: The consummation of the purchase and sale of the Visuale Assets and the Softworks Assets under this Agreement on the date hereof.

     1.9 “Code”: The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     1.10 “Contract”: Any contract, agreement, lease, license, grant of immunity from suit in regard to intellectual property rights, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

     1.11 “Copyright”: Any original works of authorship or copyright, whether registered or unregistered, arising under the law of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement and the right to settle and retain proceeds from any such action) for any of the foregoing.

     1.12 “Derived Products”: A software product (other than a Stand-Alone Product) that incorporates, or is based on, or derived from the Product or any part thereof. Derived Products may be based on Buyer-branded end-user software products generally available both prior to and following Closing.

     1.13 “Derived-Product License(s)”: Software licenses or other similar rights granted to any third party covering copies of one or more Derived Products, whether or not as part of a Bundled License.

     1.14 “Disclosure Memorandum”: That certain Disclosure Memorandum dated as of the date hereof and delivered by Seller, the Stockholders, and Softworks to Buyer on the date hereof in connection with this Agreement.

     1.15 “Employees”: The current and former employees of Seller, Softworks, and/or Pennystream or their Affiliates.

     1.16 “Encumbrance”: Any security interest, mortgage, pledge, lien, charge, option, right of first refusal, right of possession, easement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

     1.17 “Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     1.18 “Excluded Assets”: Cash or cash equivalents, accounts receivable, and contracts, whether or not used in or relating to the Product, and any other assets of Seller not used in or for, or otherwise relating to, the Product.

     1.19 “Excluded Liabilities”: Any Liabilities of Seller, including the Seller Liabilities, whether related to the Product or otherwise, and whether or not arising under or pursuant to any of the Contracts described in Schedule 4.6 to the Disclosure Memorandum.

     1.20 “Fair Market Value”: The average of the closing sale prices of the Onyx Common Stock as publicly reported on the Nasdaq National Market System for the fifteen (15) trading day period immediately preceding the date of issuance.

     1.21 “Governmental Body”: Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

     1.22 “Indemnification Shares”: Shares of Onyx Common Stock issued to Seller as part of the Initial Stock Portion or the Subsequent Stock Portion and that continue to be held by the Seller or its Affiliates.

     1.23 “Intellectual Property”: All works, work-in-progress, inventions, ideas, manufacturing processes, product names and symbols, data, and information (whether or not protectable by patent, copyright, trademark, or trade secret rights) employed as of the Closing by Seller or its Affiliates primarily or exclusively in connection with or in support of the Product or its use or distribution, together with all intellectual property rights and other legally-recognizable protections applicable in whole or in part thereto, including without limitation trade names, trademarks (including common-law trademarks) and service marks and all goodwill associated therewith, domain names, copyrights, and their registrations and applications, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, and rights to protect and require confidentiality. The Intellectual Property includes, without limitation, the Copyrights, Trademarks, domain names, Patents, and patent applications described in Schedule 1.23 to the Disclosure Memorandum.

     1.24 “Judgment”: Any judgment, order, award, writ, injunction or decree of any Governmental Body or arbitrator.

     1.25 “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

     1.26 “Loss”: Any loss, damage, Judgment, debt, liability, obligation, fine, penalty, cost or expense (including, but not limited to, any reasonable legal and accounting fee or expense) incurred or paid, net of any related tax benefit or insurance or other third-party recovery.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     1.27 “Net Sales”: Cash or cash equivalents received by Buyer or its Affiliates for the grant of any and all Stand-Alone-Product Licenses or a Derived-Product Licenses, where such grant is made during the Contingent Payment Term. Amounts to be included in the calculation of Net Sales shall be those representing the net amount received (i.e., after taking into account applicable discounting in the licensing transaction, such discounting which may be done at Buyer’s sole discretion), less any credits, rebates, charge-backs, and/or adjustments by reason of rejections, returns, or non-payment of applicable license fees due from third parties to Buyer, such amounts to be limited to those actually allowed in amounts and for purposes customary in the trade or in the Buyer’s business generally; provided, however, that:

          (i) no Stand-Alone Products resold by Seller under the Reseller Agreement will be counted toward the calculation of Net Sales; and

          (ii) if the license transaction is a Bundled License and any of the products licensed thereunder is discounted (i.e., from Buyer’s suggested list prices when sold separately) more deeply on a percentage basis than any of the other products or services licensed thereunder, then, for purposes of calculating the net amounts received under such Bundled License, the aggregate discounts under such Bundled License (in dollar amounts, not percentages) shall be added together and the total shall be stated as a percentage (the “Overall Discount Percentage”) of the aggregate of Buyer’s suggested list prices for all products covered by such Bundled License. For example, if the total of all such suggested list prices were $100,000, and the total of all such discounts were $30,000, then the Overall Discount Percentage for that Bundled License would be 30%. In that situation, the net amount (i.e., after discounting) received for purposes of calculating Net Sales hereunder shall equal, for the respective Stand-Alone-Product License(s) and Derived-Product License(s) covered by such Bundled License, the suggested list prices thereof less the applicable 30% Overall Discount Percentage, regardless of any allocation of proceeds or prices stated by the parties in or in relation to such Bundled License.

     1.28 “Non-Transferring Employees”: The Employees other than the Transferring Employees.

     1.29 “Participating Developer”: Any person or entity that has, at any time and in any material way, participated in or contributed to the conception, design, reduction to practice, authorship or development of any of the Visuale Assets.

     1.30 “Patent”: Any domestic or foreign letters patent and any patent application arising under the laws of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing.

     1.31 “Permit”: Any permit, license, approval, certification, endorsement or qualification of any Governmental Body or any other person or entity (including, but not limited to, any customer).

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     1.32 “Person”: Any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority.

     1.33 “Product”: The program and product referred to generally by Seller as its “Visual Enterprise” product, together with all completed and in-progress end-user and internal manuals and documentation and all completed and in-progress software and codes in any and every format in which they currently exist, including without limitation source codes, programmers’ notes, object code, graphics, logic, techniques, software tools, formats, designs, concepts, methods, procedures, prototypes, formulae, drawings, designs, algorithms, structures, operations, user interfaces, “look and feel” and ideas associated with or used for or in connection with such product. The Product includes, without limitation, the elements listed in Schedule 1.33 to the Disclosure Memorandum, including the codes embodied in the Touchstone Copies.

     1.34 “Quarter”: (a) The period from the Closing until June 30, 2004 (which shall be the “First Quarter”); (b) each period of three full, contiguous calendar months during the Contingent Payment Term following the First Quarter; and (c) the period from the first day of the calendar month immediately following the last Quarter described in clause (b) until the end of the Contingent Payment Term.

     1.35 “Restricted Activities”: The research, development, manufacture, marketing, promotion, sale or distribution of either (i) any customer relationship management systems or (ii) business process automation systems, in each case on a worldwide basis, except for activities contemplated under the Reseller Agreement (as defined below) and other activities undertaken for the benefit of Buyer and with its prior written consent.

     1.36 “Contingent Payment Term”: the period starting on the Closing and ending on the fourth (4th) anniversary of the Closing.

     1.37 “Securities Act”: The U.S. Securities Act of 1933, as amended.

     1.38 “Softworks Assets”: those tangible items and transferable third party licenses listed in Exhibit 1.38.

     1.39 “Stand-Alone Products”: Either

(a) the Product or

(b) any functional module thereof (e.g., the rules engine contained within the Product) if such module is offered by Buyer as a separate product (i.e., the code for which is to be separately compiled, whether or not offered as part of a Bundled License), in either case in substantially similar form as it existed as of the Closing and as the same may be updated and corrected without the addition of substantial and material functional upgrades or enhancements, through a process of standard software maintenance.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     1.40 “Stand-Alone-Product License(s)”: Software licenses or other similar rights granted to any third party covering copies of one or more Stand-Alone Products, whether or not as part of a Bundled License.

     1.41 “Tax” or “Taxes”: All taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes of any kind whatsoever imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     1.42 “Tax Return”: Any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

     1.43 “Touchstone Copies”: As defined in Section 7.13.

     1.44 “Trademark”: Any domain name and any common law or registered trademark, trade name or service mark, arising under the laws of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing.

     1.45 “Transaction Documents”: Any and all of the agreements and documents referenced in Section 6.

     1.46 “Transfer” (or such conjugation thereof as the context may require): Sell, grant, transfer, convey, assign and deliver (or such conjugation thereof as the context may require).

     1.47 “Transferring Employees”: Such of the Employees who meet both of the following criteria: (a) they are listed in Exhibit 1.47 and (b) they have accepted the Buyer’s offer of employment, effective at Closing.

     1.48 “Visuale Assets”: The Product and all of the assets and rights of every type and description used in or relating to or covering the Product or otherwise embodying the Product in whole or in part, whether tangible or intangible, real, personal or mixed, wherever located, including, but not limited to, the Intellectual Property and the Books and Records, other than the Excluded Assets.

2.	Purchase and Sale of Visuale Assets and Softworks Assets

     2.1 Visuale Assets and Softworks Assets

     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall Transfer, or cause to be Transferred, in the manner and at such times as are provided in Sections

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

6.1(q) and 7.13 hereof, to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all right, title and interest in and to the Visuale Assets. Subject to the terms and conditions of this Agreement, at the Closing, Softworks shall Transfer, or cause to be Transferred, to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all right, title and interest in and to the Softworks Assets.

     2.2 Excluded Liabilities

     Buyer shall not assume any Excluded Liabilities. All obligations or liabilities of Seller and Softworks shall remain obligations and liabilities of Seller and Softworks, respectively, and each of Seller and Softworks shall do all things reasonably necessary at or after the Closing to promptly discharge all such liabilities when they become due.

     2.3 Instruments of Sale and Transfer

     On or prior to the date hereof, Seller shall deliver to Buyer such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the date hereof all of Seller’s right, title and interest in and to the Visuale Assets, including, without limitation the Transaction Documents. Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Visuale Assets at the Closing. On or prior to the date hereof, Softworks shall deliver to Buyer such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Softworks, be effective to vest in Buyer on the date hereof all of Softworks’ right, title and interest in and to the Softworks Assets. Softworks shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Softworks Assets at the Closing.

3.	Purchase Price

     3.1 Purchase Price

     In addition to the Contingent Payments (as defined below), Buyer will pay Seller (and Softworks with respect to the Softworks Assets, by payment through Seller, acting solely as agent for Softworks, of a portion of the Cash Component (as defined below) to be determined by Seller and Softworks) an aggregate purchase price (such amount, together with the Contingent Payments, the “Purchase Price” for the Visuale Assets and the Softworks Assets) of Three Million Dollars ($3,000,000), consisting of the following:

          3.1.1 Initial Payment

     The initial payment of the Purchase Price (the “Initial Payment”) shall be Two Million Dollars ($2,000,000), (a) $400,000 (the “Cash Component”) of which shall be paid to Seller at the Closing in cash by check or wire transfer of immediately available funds to such bank account of Seller as it may designate in writing prior to the Closing and (b) $1,600,000 of which shall be paid to Seller at the Closing in shares of unregistered Buyer common stock, par value $0.01 per share (the “Onyx Common Stock”), determined by dividing $1,600,000 by the Fair Market Value (the “Initial Stock Portion”).

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

          3.1.2 Subsequent Payment

     Subject to Section 10, Buyer shall pay to Seller an additional One Million Dollars ($1,000,000) (the “Subsequent Payment”), on the first anniversary of the Closing in, at Buyer’s election: (a) cash by check or wire transfer of immediately available funds to such bank account of Seller as it may designate in writing prior to the first anniversary of the Closing or (b) shares of Onyx Common Stock, determined by dividing $1,000,000 by the Fair Market Value of the Onyx Common Stock (the “Subsequent Stock Portion”), or a combination thereof.

          3.1.3 No Fractional Shares; Limitation on Issuance

     No fractional shares of Onyx Common Stock shall be issued. The aggregate number of shares Seller is entitled to receive pursuant to Section 3.1.1 or 3.1.2 shall be rounded to the nearest whole number, with .5 being rounded up. In no event shall Buyer issue shares of Onyx Common Stock pursuant to this Agreement which, in the aggregate, exceed 19.9% of Buyer’s outstanding shares as of the date hereof. In the event that Buyer is restricted in its ability to issue shares of Onyx Common Stock by reason of the preceding sentence, Buyer shall pay the Purchase Price by a combination of Onyx Common Stock and cash.

     3.2 Contingent Payments

          3.2.1 Contingent Payments

     In addition to the Closing Payment and the Subsequent Payment but subject to Section 10, Buyer shall, as an additional component of the Purchase Price, pay Seller, for a period of four (4) years commencing on the Closing, additional amounts (the “Contingent Payments”) equal to:

(a)	[*] Sales from Stand-Alone-Product Licenses; plus

(b)	[*] Sales from Derived-Product Licenses.

          3.2.2 Payment of Contingent Payments

     The Contingent Payments shall be calculated and reported to Seller within sixty (60) days following the end of each Quarter in respect of Net Sales received in such Quarter. Accrued Contingent Payments shall be due and paid in cash annually within sixty (60) days following each Annual Period. Each such quarterly report and annual payment shall be accompanied by a statement of Net Sales for such Quarter or Annual Period, as applicable, itemized by Stand-Alone-Product Licenses and Derived-Product Licenses, a calculation of Contingent Payments payable hereunder and a calculation of the amount of Contingent Payments accrued as liabilities in Buyer’s financial statements for such Quarter or Annual Period, as applicable.

*Confidential Treatment Requested

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

          3.2.3 Minimum Contingent Payment Amounts

     If the aggregate Contingent Payments payable under Section 3.2.1 above with respect to the Third Annual Period do not equal or exceed Five Hundred Thousand Dollars ($500,000), then the Contingent Payment due sixty (60) days following the Third Annual Period shall be increased by an amount equal to the difference between such aggregate Contingent Payments and $500,000. Similarly, if the aggregate Contingent Payments payable under Section 3.2.1 above with respect to the Fourth Annual Period do not equal or exceed Five Hundred Thousand Dollars ($500,000), then the Contingent Payment due sixty (60) days following the end of the Fourth Annual Period shall be increased by an amount equal to the difference between such aggregate Contingent Payments and $500,000.

          3.2.4 Verification of Contingent Payment Calculations

     Buyer shall keep, and shall cause its Affiliates and resellers to keep, complete, true and accurate records for the purpose of showing the derivation of all Contingent Payments payable to Seller under this Agreement. Seller shall have the right to cause a nationally recognized independent certified accountant selected by Seller to inspect, copy, and audit such records at any time during reasonable business hours upon ten (10) business days’ prior notice to Buyer. Information gathered during any such inspection or audit shall be held in confidence by such accountant, except for the conclusions reached by such accountant. Any such audit shall be at the expense of Seller, unless the inspection or audit properly reveals that, with respect to the period under audit, less than 95% of the Contingent Payments due to Seller hereunder were reported by Buyer to be due, in which event Buyer shall promptly remedy such underpayment and pay or reimburse Seller for the reasonable expenses of such inspection or audit, in addition to Seller’s other remedies for such underpayment.

          3.2.5 Applicable Currency

     All Contingent Payments shall be paid in United States Dollars to Seller. The rate of exchange to be used in converting foreign funds to United States Dollars shall be the actual rate at which Buyer, on the relevant date, purchases United States Dollars with such foreign funds.

     3.3 Allocation of Purchase Price

     The Purchase Price and other consideration paid by Buyer to the Seller for the Visuale Assets and to Softworks for the Softworks Assets together with the assumed liabilities shall be allocated among the Visuale Assets and the Softworks Assets in accordance with Section 1060 of the Code as determined by Buyer, subject to approval of such allocation by Seller and Softworks (not to be unreasonably withheld), and the parties agree that they will not take a position on any Tax Return before any governmental agency charged with the collection of any Tax or in any judicial proceeding that is in any way inconsistent with such allocation. If any amount set forth on IRS Form 8594 (as prepared by the Buyer and approved by the Seller and Softworks (not to be unreasonably withheld)) is increased or decreased after the date of the Closing, then the Buyer shall prepare an amended IRS Form 8594 as soon as reasonably practical after such increase or decrease, which such amended IRS Form 8594 shall be subject to the approval of the Seller and Softworks (not to be unreasonably withheld), and after obtaining such approval from Seller and

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

Softworks, Buyer shall provide a copy of such IRS Form 8594 to Seller and Softworks. Buyer, Seller and Softworks each agree to file IRS Form 8594, and any corresponding state Tax forms, on a timely basis.

     3.4 Seller to pay Softworks

     Softworks acknowledges and agrees that it will look solely to Seller as agent for Softworks for payment with respect to the sale of the Softworks Assets, and that it will have no right or remedy against Buyer therefor, provided Buyer has paid to Seller all amounts due hereunder. The parties hereby acknowledge and agree that (i) Buyer is purchasing the Softworks Assets directly from Softworks and Softworks is selling the Softworks Assets directly to Buyer, (ii) Seller is acting as the agent for Softworks for the purpose of receiving the portion of the Purchase Price allocable to the Softworks Assets on behalf of Softworks, and of ultimately transferring such proceeds to Softworks pursuant to such agency agreement, and (iii) no such party shall take any position, for Tax or accounting purposes or otherwise, inconsistent with the foregoing.

4.	Representations and Warranties of Seller, the Stockholders and Softworks

     To induce Buyer to enter into and perform this Agreement, Seller, the Stockholders and Softworks represent and warrant to Buyer, except as specifically set forth in the applicable section of the Disclosure Memorandum (which representations and warranties shall survive the Closing as provided in Section 10.1) as follows in this Section 4:

     4.1 Organization; Good Standing; Power

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Softworks is a proprietary limited company duly organized, validly existing and in good standing under the laws of the state of Queensland, Australia.

     4.2 Authority; Authorization; Enforceability

     Each of Seller, each Stockholder, and Softworks has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Seller, each Stockholder, and Softworks, enforceable against Seller, such Stockholder and Softworks in accordance with its terms, and each Transaction Document to which each of Seller, such Stockholder, and Softworks is a party, when executed and delivered by Seller, such Stockholder, and Softworks will constitute a valid and binding obligation of Seller, such Stockholder, and Softworks enforceable against Seller, such Stockholder, and Softworks in accordance with its respective terms.

     4.3 No Conflicts

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     The execution, delivery and performance of this Agreement and the Transaction Documents by Seller, each Stockholder, and Softworks, and the consummation of the transactions contemplated hereby or thereby will not (a) violate, conflict with, or result in any breach of, any provision of Seller’s or Softworks’ certificate of incorporation or bylaws; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller or Softworks is a party or by which it is bound or which relates to the Assets or any of them; (c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

     4.4 Consents and Approvals

     No consent, approval or authorization of, or declaration, filing or registration with, any Person is required for the execution, delivery and performance by Seller, the Stockholders, and Softworks of this Agreement and the Transaction Documents to which they are a party and for the consummation by Seller, the Stockholders and Softworks of the transactions contemplated hereby and thereby.

     4.5 Title to Assets; Assets Complete

     Seller has good and marketable title to, and owns all right, title and interest in and to, the Visuale Assets free and clear of any Encumbrance, and there have been no claims made or, to Seller’s, any Stockholder’s or Softworks’ knowledge, threatened challenging such ownership. Softworks has good and marketable title to, and owns all right, title and interest in and to, the Softworks Assets free and clear of any Encumbrance, and there have been no claims made or, to Seller’s, any Stockholder’s or Softworks’ knowledge, threatened challenging such ownership the Softworks Assets. The Visuale Assets to be transferred to Buyer pursuant to this Agreement and the Transaction Documents include all the assets and rights used or held for use by Seller in or relating to the Product. The execution and delivery of the Transaction Documents by the parties and the payment by Buyer to Seller of the Purchase Price for the Assets set forth in Section 3.1 will result in Buyer’s immediate acquisition of good, valid and marketable title to the Assets, free and clear of any Encumbrance. For the avoidance of doubt and without limiting the generality of Seller’s, the Stockholders’, and Softworks’ other representations and warranties, Seller, the Stockholders, and Softworks represent and warrant that:

(a)	the Visuale Assets to be transferred to Acquiror at Closing include all rights of Seller, its Affiliates and Softworks, whether, statutory, equitable, or otherwise, with respect to the protection of confidentiality or trade secrecy in or to any of the Visuale Assets, including without limitation under any obligations of any of the Transferring Employees, and the rights to waive, release or otherwise end or lessen any such obligations;

(b)	the Visuale Assets are not based upon, do not now contain, incorporate, or use in any way, and never have contained, incorporated, or used in any way, any of the “Software” licensed to Seller by Softworks under that certain Visual Enterprise License Agreement dated as of November [ ], 2000, by and among Softworks, Pennystream, Craig Sproule, and Kim Riley (as the “Licensors”) and Visual

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

Enterprise, LLC (the Seller’s predecessor in interest), nor has any of such Software been used in any way in the development or modification of any of the Visuale Assets. The Licensors under such Visual Enterprise License Agreement never delivered any list of major elements of Software incorporated or used in any way in the Visuale Assets, as referenced in Schedule I of such Visual Enterprise License Agreement; and

(c)	the Visuale Assets are not in whole or in part based upon, and do not now contain, incorporate, or use in any way, and never have contained, incorporated, or used in any way, any preexisting or other legally-protectable works or other matter or materials, in which or to which any of Seller, its Affiliates, the Stockholders or Softworks claims or has any right to claim, or (except as to the rights and properties transferred by Pennystream under that certain Pennystream Assignment dated as of November 15, 2000, between Pennystream and Visual Enterprise, LLC (the Seller’s predecessor in interest) (the “Pennystream Assignment”)) ever has claimed or had any right to claim, any ownership or right to control, protect, or to exploit (whether or not licensed explicitly or by implication or course of practice to Seller), other than Softworks’ rights as explicitly provided in the Reseller Agreement entered at Closing between Buyer and Softworks.

     4.6 Contracts

     Schedule 4.6 to the Disclosure Memorandum contains a complete and accurate list of all Contracts, oral or written, to which Seller, any Stockholder, or Softworks is a party or under which it is a beneficiary and that either contain obligations of the Seller, any Stockholder, or Softworks related to the Assets or provide for the Seller’s or Softworks’ obtaining any rights in or to any of the Assets. True and correct copies of all such Contracts have been delivered to Buyer. Seller has no reason to believe that any obligations that remain under any such Contract cannot be fulfilled by Seller such Stockholder, or Softworks or its designee. No Contract of Seller, any Stockholder, or Softworks will adversely affect the right of Buyer after the Closing to conduct the research, development, manufacture, use, marketing, promotion, sale and distribution of the Product.

     4.7 Claims and Legal Proceedings

     There are no Claims pending or, to Seller’s, Softworks’ or any Stockholder’s knowledge, threatened against Seller or Softworks, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. To Seller’s, Softworks’ or any Stockholder’s knowledge, there is no valid basis for any Claim against Seller or Softworks by or before any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller or Softworks is a party.

     4.8 Taxes

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     All Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed, and all such Tax Returns are true, complete and correct. All Taxes owed by or with respect to Seller (whether or not shown on any Tax Return), or for which Seller could be currently liable, have been paid, except for any Taxes due as a result of the transactions contemplated by this Agreement. No deficiencies for any Taxes have been asserted or assessed against Seller that remain unpaid. Seller has not been granted an extension of time which is still in effect for the filing of any Tax Return that has not yet been filed. There are no agreements, waivers or arrangements providing for the extension of time with respect to the assessment of any Tax owed by Seller. There is no dispute, audit, investigation, proceeding or claim concerning any liability or obligation with respect to Taxes of Seller. There are no Tax liens upon any of the Assets (other than with respect to Taxes not yet due and payable). Seller is not a party to any Tax allocation or sharing agreement. Seller, the Stockholders, and/or Softworks have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third persons, except for any Taxes due as a result of the transactions contemplated by this Agreement. Seller has properly charged, collected and paid all applicable sales, use and other similar Taxes. Seller has not been a member of an affiliated, combined, consolidated or unitary group, and Seller does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     4.9 Intellectual Property

          4.9.1 Original Work

     The Visuale Assets have been developed entirely as the original work, discoveries, and creations of Softworks, Seller, and their respective Participating Developers. All of Softworks’ contributions to the Visuale Assets were made as “works made for hire” for Seller or Visual Enterprise, LLC, Seller’s predecessor in interest, or by assignments of all Softworks’ right, title and interest in and to the Visuale Assets or any portion thereof, duly and without condition or right of termination or reversion. Pennystream and all Participating Developers have duly and without condition or right of termination or reversion transferred, sold and assigned all of its or their right, title and interest in and to the Visuale Assets to Seller. The Visuale Assets do not contain or incorporate any intellectual property owned by any Stockholder or Softworks, nor owned by any third party (whether or not licensed to Seller), and none of the same is or will be required for the development, use, sale or other exploitation of the Visuale Assets, except, for avoidance of doubt, third party operating systems (e.g. Microsoft.net), database software (e.g. Microsoft SQL Server and Oracle 9i), email servers (e.g. Microsoft Exchange Server), report writer applications (e.g. Crystal Decisions), activeX controls (e.g. Microsoft Common Controls and Infragistics TreeViewX ActiveX 8.0) and zLib libraries, all of which are required for use of the Visuale Assets and which Buyer must procure itself (to the extent not included in the Softworks Assets).

          4.9.2 Reserved.

          4.9.3 Source Code

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     No person or entity claiming by, through or under Seller has a copy, or the right to acquire or discover a copy, of any of the source code of or with respect to any of the Visuale Assets. Except as set forth in Schedule 4.9.3 to the Disclosure Memorandum, none of Seller, the Stockholders or Softworks has delivered copies of such source code to any person or entity outside of Seller, whether pursuant to an escrow arrangement or otherwise.

          4.9.4 Licenses and Agreements

     Schedule 4.9.4 to the Disclosure Memorandum lists all copies of all licenses, sublicenses and other agreements to which Seller, the Stockholders or Softworks is a party or pursuant to which any other person or entity is authorized to use any of the Assets. Copies of such licenses, sublicenses and other agreements have been delivered by Seller to Buyer. None of Seller, the Stockholders and Softworks is, or as a result of the execution and delivery of this Agreement or the performance of Seller’s and Softworks’ obligations hereunder will be, in violation of, or lose any rights pursuant to, any such license, sublicense or agreement. None of Seller, the Stockholders or Softworks has entered into any agreement granting any person or entity the right, contingent or otherwise, to bring or to control any infringement action with respect to, or otherwise to enforce, any of Seller’s, any Stockholder’s or Softworks’ present or prior rights relating to any of the Assets.

          4.9.5 No Infringement

     There has not been and there is not now any unauthorized use, infringement or misappropriation by Seller, the Stockholders or Softworks of any intellectual property of any third party related to any of the Assets. None of the Visuale Assets, nor the use or application thereof for their intended uses and applications, infringes or misappropriates any rights or intellectual property of any person or entity. There are and have been no claims asserted or, to Seller’s, any Stockholder’s or Softworks’ knowledge, threatened that any of the Visuale Assets or the exercise, use, distribution or application thereof by Seller or its customers has or would infringe or constitute a misappropriation of any of the rights or properties of any third party, nor, to the knowledge of Seller, the Stockholders or Softworks, is there any reasonable foundation for any such claim. To the knowledge of Seller, the Stockholders and Softworks, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Visuale Assets by any third party, including, without limitation, any Employee.

          4.9.6 Valid and Subsisting; Applications and Registrations

     Schedule 4.9.6 to the Disclosure Memorandum lists all Patents, applications for Patents, Copyright registrations and applications therefor, and Trademark registrations and applications therefor of Seller, any Stockholder or Softworks, to the extent any of the same are included in or applicable in whole or in part to the Visuale Assets. All Patents, registered Trademarks and registered Copyrights included in the Visuale Assets are valid and subsisting. There are and have been no claims asserted or, to the Seller’s, any Stockholder’s or Softworks’ knowledge, threatened that any of the Visuale Assets are invalid, nor are there or have there been any interferences, re-examinations or oppositions brought or threatened to be brought involving any of the Patents or Trademarks included in the Visuale Assets, nor, to the knowledge of Seller, any Stockholder or Softworks, is there any foundation for any such claim, interference, re-

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

examination or opposition. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Patents set forth in the Schedule 4.9.6.

          4.9.7 No Government Funding

     No government funding, facilities, or resources of a university, or other educational institution or research center, was used in the development of any of the Visuale Assets.

          4.9.8 No Open Source

     The Visuale Assets do not contain and have not at any time contained any “open source” code or materials nor have any of the Visuale Assets been derived from any “open source” code or materials. None of Seller, the Stockholders and Softworks has distributed or authorized the distribution of any Visuale Assets with or in conjunction with “open source” code or materials. As used herein, “open source” refers to software or other materials licensed under agreements that impose, or purport to impose, on the licensee, as a condition to the licensee’s rights to copy or distribute such software or materials, any obligation to disclose source codes of, or to permit or authorize further reproduction, distribution or modification of, the materials combined with, derived from, or distributed with the software or materials so licensed.

          4.9.9 Documentation

     The Books and Records and any other embodiments and documentation of the Assets delivered to Buyer will be complete, fully disclose the Assets and be sufficient to enable Buyer to fully exercise and exploit the rights acquired by Buyer under this Agreement.

          4.9.10 Participating Developers

     Schedule 4.9.10 to the Disclosure Memorandum contains a complete list of all Participating Developers, specifying for each any relationship between the Participating Developer and Seller, any Stockholder or Softworks (e.g., employee, contractor, etc.), the general timeframe during which such relationship was in effect and a list of any agreements relating to such relationship. Seller has furnished to Buyer full and complete copies of such agreements and other items identified therein. To the knowledge of Seller, the Stockholders, and Softworks, none of the Participating Developers, by or in the course of activities in such relationship, violated any noncompetition or nondisclosure agreement or other right or property of any third party.

          4.9.11 No Impairment

     The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Intellectual Property, and the Assets may be transferred to Buyer hereunder without the consent or approval of any other party or Governmental Body.

     4.10 Compliance With Laws

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     Each of Seller, the Stockholders and Softworks is and has been in compliance in all material respects with all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body and all Judgments applicable to the ownership or operation of the Assets or the sale of the Product. None of Seller, any Shareholder and Softworks has received any notice of any alleged violation (whether past or present and whether remedied or not), nor is Seller, any Shareholder or Softworks aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or Judgment. To Seller’s, any Stockholder’s or Softworks’ knowledge, there is no law, statute, rule, ordinance or regulation promulgated by any Governmental Body or any Judgment that materially and adversely affects or is reasonably expected to materially and adversely affect the ability of Buyer to own or operate the Assets or to manufacture, use, market, promote, sell or distribute the Product from and after the Closing.

     4.11 Insurance

     Seller has maintained adequate insurance protection against all liabilities, Claims and risks against which it is customary for companies engaged in the same or a similar business similarly situated to insure.

     4.12 Brokerage

     Except for Ridgecrest Capital Partners Incorporated, none of Seller, the Stockholders, and Softworks has retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder’s fee due to Ridgecrest Capital Partners Incorporated or due to any broker or finder in violation of the foregoing representation shall be paid by Seller.

     4.13 Seller Liabilities; Fair Consideration; No Fraudulent Conveyance.

     Schedule 4.13 to the Disclosure Memorandum sets forth all Liabilities and all creditors of Seller as of the date hereof (the “Seller Liabilities”). The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Neither Seller nor Softworks is now insolvent, nor will either of them be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Neither Seller nor Softworks is entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced by this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or Softworks to any of the Assets after the Closing.

     4.14 Proxy/Information Statement

     Seller acknowledges that the Onyx Common Stock has not been and will not prior to issuance be registered under the Securities Act and will be issued in reliance on the private offering exemptions contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In connection with the transactions contemplated hereby, Seller has distributed to its stockholders a consent solicitation statement (the

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

"Proxy/Information Statement”) for the purpose of soliciting the requisite approval of the transactions contemplated hereunder. The Proxy/Information Statement does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.15 Questionnaire

     Each Stockholder has delivered at the Closing a complete executed Investor Questionnaire in the form attached hereto as Exhibit 6.1(j). Each Stockholder’s responses to the questions contained in the Investor Questionnaire are true and complete as of the date of this Agreement as if made on the date hereof. Each Stockholder and each stockholder of Seller is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

     4.16 Investment for Own Account

     The Onyx Common Stock is being acquired by Seller for investment for its own account, not as a nominee or agent, and not with a view to distribution of any part thereof; Seller has no present intention of selling, granting any participation in or otherwise distributing any of the Onyx Common Stock in a manner contrary to the Securities Act or to any applicable state securities or blue sky law, nor does Seller have any contract, undertaking agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Onyx Common Stock.

     4.17 Legends

     Seller understands that, prior to the effectiveness of a registration statement registering the shares of Onyx Common Stock, certificates or other instruments representing such shares of Onyx Common Stock will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving these securities or (b) the corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the corporation) stating that such transaction is exempt from registration or the corporation otherwise satisfies itself that such transaction is exempt from registration.

     Seller agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legend, Buyer may, prior to the effectiveness of any registration statement, issue appropriate “stop transfer” instructions to its transfer agent, if any, with respect to any certificate representing shares of the Onyx Common Stock issued pursuant to Section 3.1 or, if Buyer transfers its own securities, that it may make appropriate notation to the same effect in Buyer’s records.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     4.18 Full Disclosure

     To the knowledge of Seller, the Stockholders and Softworks, no information furnished to Buyer in connection with this Agreement (including, but not limited to, information in the Schedules to the Disclosure Memorandum) is false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, none of Seller, the Stockholders, and Softworks has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in light of the circumstances under which they were made, not materially misleading.

     4.19 Employees

     (a) The Seller, Softworks and Pennystream have supplied to the Buyer true and correct details as at Closing in respect of each Transferring Employee and all terms and conditions that apply to, or that have applied to, the any of Transferring Employees. None of Seller, the Stockholders, Softworks and their Affiliates has made any representations to any Employee in respect of future employment with the Buyer. Except for amounts listed on Schedule 4.19(e) of the Disclosure Memorandum, all termination payments have been made to the Transferring Employees, or shall be made at or before Closing, to effect lawful terminations of employment for all Transferring Employees.

     (b) None of Seller, Softworks, Pennystream and their Affiliates has violated any applicable law or regulation relating to employment of labor, including without limitation Occupational Health and Safety legislation, Equal Opportunity legislation and all other laws or regulations relating to labor relations, labor standards or employment practices and any regulations thereunder, or engaged in any conduct with respect to the Employees which will or may result in any liability to the Seller, Softworks, Pennystream, their Affiliates, or the Buyer.

     (c) Softworks, Pennystream and their Affiliates have made timely payments of any taxes required to be deducted and withheld from the wages and salaries paid to the Transferring Employees, and have paid all Transferring Employees in accordance with all applicable awards, legislation or agreements whether registered or otherwise.

     (d) Subject to Section 4.19(e) and the matters described in Schedule 4.19(e) to the Disclosure Memorandum, to the knowledge of Seller, there are no facts which could result in any Employee having any valid claim against the Seller, Softworks, Pennystream, their Affiliates, or the Buyer, whether under law or any employment agreement or otherwise on account of or for:

(i)	overtime;

(ii)	wages or salaries;

(iii)	any statute, ordinance, regulation or award relating to minimum wages or other working conditions;

(iv)	redundancy pay or payment in lieu of notice;

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

(v)	workers’ compensation claims or common law claims for injury or any kind of disease;

(vi)	discrimination, sexual harassment, or workplace bullying;

(vii)	sick leave; or

(viii)	superannuation.

     (e) Except for sick leave and long service leave accruals and for annual leave entitlements (including any pro-rata entitlements for part years of employment) as stated in Schedule 4.19(e) of the Disclosure Memorandum with respect to each of the Transferring Employees, there are no facts which could result in any Transferring Employee having any valid claim against the Seller, Softworks, Pennystream, their Affiliates, or the Buyer, whether under law or any employment agreement or otherwise, on account of or for sick leave, long service leave accruals, or annual leave entitlements attributable to periods prior to Closing.

     (f) There is no enterprise agreement or agreement, arrangement or understanding between the Seller, Softworks, Pennystream, or their Affiliates, on the one hand, and any trade union or any representatives thereof on the other, in respect of the Transferring Employees.

     4.20 Softworks Assets

     The Softworks Assets are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.

     4.21 Trading in Onyx Common Stock

     Since January 1, 2004, except pursuant to this Agreement, neither Seller nor any of the Stockholders has sold, bought, made any short sale of, loaned, granted or received any option for the purchase or sale of, or otherwise acquired or disposed of any securities of Buyer, whether on the Nasdaq National Market or otherwise.

     4.22 No Other Representations and Warranties

     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.	Representations and Warranties of Buyer

     To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller (which representations and warranties shall survive the Closing as provided in Section 10) as follows in this Section 5:

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     5.1 Organization; Corporate Power

     Buyer is a corporation duly organized and validly existing under the laws of the State of Washington.

     5.2 Authority; Authorization; Enforceability

     Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

     5.3 Valid Issuance of Stock

     The shares of Onyx Common Stock to be issued pursuant to Section 3.1 have been duly authorized for issuance, and when issued, shall be validly issued, fully paid, nonassessable and free and clear of any Encumbrance except as set forth in Section 10.6.1. Subject in part to the truth and accuracy of the representations set forth in Sections 4.14, 4.15 and 4.16 of this Agreement, the offer, sale and issuance of the shares of Onyx Common Stock as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws.

     5.4 No Conflicts

     Neither the execution and delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of Buyer’s articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Buyer is party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

     5.5 Brokerage

     Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder’s fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     5.6 Buyer Information

     Buyer has furnished Seller with true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 2003 and (b) all of its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) after December 31, 2003, if any (collectively, the “Buyer Information”). As of their respective filing dates, the Buyer Information complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder.

     5.7 Full Disclosure

     To the knowledge of Buyer, none of the information furnished by Buyer to Seller in connection with this Agreement (including the Buyer Information), at the date such information was supplied, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

6.	Deliveries

     6.1 Deliveries by Seller and Softworks

     Seller shall deliver the following documents, agreements and supporting papers to Buyer at the Closing, and the delivery of each shall be a condition to Buyer’s performance of its obligations to be performed at the Closing:

     (a) an executed Bill of Sale with respect to the Visuale Assets substantially in the form attached hereto as Exhibit 6.1(a) (the “Visuale Bill of Sale”);

     (b) an executed Bill of Sale with respect to the Softworks Assets substantially in the form attached hereto as Exhibit 6.1(b) (the “Softworks Bill of Sale”);

     (c) executed assignments covering each of the Patents described in Schedule 1.23 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body (the “Assignments of Patents”);

     (d) executed assignments or transfer instructions covering each of the domain names described in Schedule 1.23 to the Disclosure Memorandum, in due form for recordation with the appropriate registrar (the “Assignments of Domain Names”);

     (e) executed assignments covering each of the trademarks described in Schedule 1.23 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body (the “Assignments of Trademarks”);

     (f) an executed nonforeign certificate in accordance with Section 1445 of the Code and the regulations issued thereunder;

     (g) in a form approved by Buyer, an executed Consulting Agreement between Craig Sproule and Seller confirming and memorializing agreements with respect to the Visuale Assets;

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (h) in a form approved by Buyer, an executed Consulting Agreement between Softworks and Seller confirming and memorializing agreements with respect to the Visuale Assets;

     (i) a certificate of the Secretary of Seller in form and substance reasonably satisfactory to Buyer, as to the authenticity and effectiveness of the actions of the board of directors and stockholders of Seller authorizing the transactions contemplated by this Agreement, and as to Seller’s certificate of incorporation, bylaws and such other documents as are reasonably specified by Buyer’s counsel;

     (j) a certificate of the Secretary of State of the state of Delaware to the effect that Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;

     (k) the investor questionnaire substantially in the form attached hereto as Exhibit 6.1(k) (the “Investor Questionnaire”), completed and duly executed by each of the Stockholders;

     (l) the Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit 6.1(l), duly executed by Seller;

     (m) the Reseller Agreement (the “Reseller Agreement”) in the form attached hereto as Exhibit 6.1(m), duly executed by Softworks;

     (n) in a form approved by Buyer, an agreement terminating that certain Project Agreement dated as of November 20, 2002, by and among Seller, nFormed, and Softworks (the “nFormed Amendment”), including provisions whereby Buyer shall have the right to notice and a chance to cure any failure of Seller to make certain payments thereunder to nFormed (the “nFormed Payments”);

     (o) written letter satisfactory to Buyer from InProcess AS clarifying certain aspects of certain agreements between InProcess AS and Softworks;

     (p) a complete copy of the object code and source code for the Product as of the Closing, and the other Assets listed on Exhibit 6.1(p), to be delivered by electronic delivery; and

     (q) Subject to Section 7.7, all of the materials described in Section 7.7.

     6.2 Deliveries by Buyer

     Buyer shall deliver the following documents, agreements and supporting papers to Seller at the Closing, and the delivery of each shall be a condition to Seller’s performance of its obligations to be performed at the Closing:

     (a) an executed irrevocable instruction letter to Buyer’s transfer agent, Mellon Investor Services, LLC, instructing the transfer agent to issue stock certificates representing the applicable portion of the Purchase Price;

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (b) any cash payable under Section 3.1.1 by Buyer company check or wire transfer of immediately available funds;

     (c) a certificate of the Secretary of State of the State of Washington to the effect that Buyer is a corporation duly organized and validly existing under the laws of the State of Washington;

     (d) a certificate of the Secretary of Buyer in form and substance reasonably satisfactory to Seller, as to the authenticity and effectiveness of the actions of the board of directors of Buyer authorizing the transactions contemplated by this Agreement;

     (e) a resale certificate in substantially the form attached hereto as Exhibit 6.2(e), duly executed by Buyer;

     (f) the Registration Rights Agreement, duly executed by Buyer; and

     (g) the Reseller Agreement, duly executed by Buyer.

7.	Covenants

     7.1 Further Assurances

     After the Closing, Seller, the Stockholders, and Softworks shall from time to time at Buyer’s request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Buyer may reasonably require in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer’s right, title and interest in, any of the Assets, to assist Buyer in obtaining possession of any of the Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents.

     7.2 Continued Existence

     Except with Buyer’s consent (not to be unreasonably withheld), from the date hereof and continuing for the duration of the Contingent Payment Term, Seller will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect Seller’s legal existence and good standing in its jurisdiction of formation.

     7.3 Employees

     (a) The Seller, Softworks, Pennystream or their Affiliates, as applicable, will terminate the employment of each Transferring Employee from employment with Softworks to take effect at or before Closing. The Seller, Softworks, Pennystream and their Affiliates, as applicable, hereby irrevocably waive any right or claim it may have, whether known or unknown, matured or contingent, and whether based on statute, case law, express or implied agreement, doctrine of fiduciary or other duties, or otherwise, to prevent any Transferring Employee from competing with any of Seller, Softworks, Pennystream and/or their Affiliates.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (b) The Seller, Softworks, Pennystream or their Affiliates, as applicable, will pay to each Transferring Employee the amount of his or her accumulated wages and salary entitlements (including superannuation contributions) for all work performed by the Transferring Employees as at Closing and will indemnify the Buyer and cause Softworks to indemnify the Buyer from and against all claims made after Closing by any Transferring Employee against the Buyer for payment of such work performed up to and as at Closing.

     (c) Subject to the Seller’s and Softworks’ warranty in Section 4.19(e), the Buyer shall be responsible for all claims, costs and expenses, if any, arising after Closing (including those accruing with respect to periods prior to Closing) from annual leave, sick leave, and long service leave entitlements of Transferring Employees.

     7.4 Pennystream Confidentiality Acknowledgement

     Seller and Pennystream hereby acknowledge and agree that under the Pennystream Assignment, Seller obtained and has all property rights with respect to the protection of confidentiality or trade secrecy of the “VE Software” defined in such Pennystream Assignment, and that such VE Software was intended to be, and has been and continues to be, the confidential information of Seller and its predecessor in interest under such Pennystream Assignment, and not of Pennystream.

     7.5 Certain Waivers; Covenant Not to Sue

     With the exception of Softworks’ rights as explicitly provided in the Reseller Agreement entered at Closing between Buyer and Seller, each of Seller, the Stockholders, and Softworks, for himself or itself and his or its Affiliates, successors and assigns, and for the benefit of Buyer, its Affiliates, successors, assigns and its and their customers in any tier of distribution, hereby entirely and irrevocably waives and releases any and all rights he or it may have, whether known or unknown, matured or contingent, to claim or assert that any Visuale Assets contain, incorporate, or use in any way any works or other matter or materials in which or to which any of Seller, its Affiliates, the Stockholders or Softworks has, or (except as to the rights and properties transferred by Pennystream under the Pennystream Assignment) ever has had, any right of ownership or right to control, protect, or to exploit or to claim or assert that Buyer or anyone else requires any right, license or other permission (whether continuing or newly granted) to practice, exploit, or otherwise use or benefit from any of the Visuale Assets. Each of Seller, the Stockholders, and Softworks, for himself or itself and his or its Affiliates, successors and assigns, and for the benefit of Buyer, its Affiliates, successors, assigns and its and their customers in any tier of distribution hereby irrevocably agrees and covenants not to sue or to bring or assert any claim to the contrary, nor will it assist or purport to authorize others to do so. Although the parties hereby affirm their understanding and belief that the Visuale Assets conform to the warranties stated in Sections 4.5, 4.9.1, and 4.9.2, and that, accordingly, no rights or properties need be transferred under this sentence, the Stockholders and Softworks, for the avoidance of doubt, hereby assign and transfer to Buyer any and all right, title and interest any of them may have in and to any and all works, matter or materials to the extent contained, embodied or incorporated into the Visuale Assets, including without limitation all Copyrights, Trademarks, Patents and other rights or properties of whatever nature, worldwide.

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     7.6 Distribution of Onyx Common Stock to Stockholders

     No shares of Onyx Common Stock issued to Seller pursuant to this Agreement may be transferred or distributed to Stockholders at any time without Buyer’s prior written consent.

     7.7 Promotional Materials

     Seller hereby authorizes Buyer to use Seller’s promotional materials relating to the Product, if Buyer so elects, provided Buyer identifies itself as the vendor of the Product referred to by such materials subsequent to the date hereof.

     7.8 Post-Closing Cooperation

     After the date hereof, each party shall provide the other parties with such reasonable assistance (without charge) as may be requested by the other parties in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any tax return or form) relating to the Assets. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party related to the Assets.

     7.9 Publicity

     Seller agrees not to make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without Buyer’s prior consent, except as may be required be law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosure. Buyer agrees that, prior to making any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents, it will, unless otherwise required by law, provide a draft of the same to Seller, Softworks and Pennystream and afford Seller, Softworks and Pennystream a reasonable opportunity to comment thereon.

     7.10 Initial Product Build

     The Parties anticipate that Buyer, with the involvement of the Transferring Employees, will not require in the aggregate more than three (3) person-days to perform the initial “build” of the Stand-Alone Product, which “build” is understood to include, without limitation, the preparation and documentation, in a supportable format, of such Stand-Alone Product, the compilation and linking of the Product as appropriate, and the creation of end-user-format CDs and packaging in shippable form. If such initial build requires additional time beyond such three person-days, Buyer shall so notify Seller, and Buyer shall be entitled to reduce the Subsequent Payment by an amount equal to the value of the additional time so required, measured at Buyer’s standard hourly fees for the support personnel involved.

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     7.11 Bulk Transfer Laws

     Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Buyer (other than any obligations with respect to the application of the proceeds herefrom).

     7.12 Seller Liabilities and nFormed Payments

     Provided Buyer shall have paid Seller the Subsequent Payment, Seller shall satisfy and pay all Seller Liabilities and the nFormed Payments when due, but in any event no later than thirty (30) days after the payment of the Subsequent Payment, unless, with respect to any Seller Liability or nFormed Payment, such Seller Liability or nFormed Payment is due at a later time (the “Outside Payment Date”). Schedule 4.13 to the Disclosure Memorandum sets forth the approximate payment timing of each of the Seller Liabilities. As to those Seller Liabilities that are scheduled for payment at generally the same time, Seller and each Stockholder agree that all Seller Liabilities payable to any third party at that time shall be paid before any debts, accrued salary, bonuses or other accounts are paid to any Stockholder or any Affiliate of a Stockholder. On or before the Outside Payment Date, Seller shall deliver to Buyer written evidence of the repayment of each Seller Liability and the nFormed Payments and a release from each applicable creditor of such Seller Liability and nFormed Payments. In the event that Seller does not deliver such evidence to Buyer with respect to any Seller Liability, or the nFormed Payments, Buyer shall have the right, in its sole discretion, to pay such Seller Liability or nFormed Payments, in which event, Buyer shall have the right to seek recovery of such amount pursuant to Section 10.2(iii).

     7.13 Physical Delivery of Assets

     No later than three (3) days after the closing, Seller shall deliver to Buyer (i) two physical copies embodying a complete copy of the object code and source code for the product as of the Closing (the “Touchstone Copies”) (one of which shall be retained by Seller and one of which shall be delivered as provided below), (ii) the Books and Records and (iii) the remainder of the Visuale Assets in physical form, in each case by placement of the Visuale Assets with a common carrier for delivery to Buyer and Buyer’s primary place of business, with title passing within the state of Washington (F.O.B. Destination).

     7.14 Transactions in Buyer Common Stock

     Between the date of this Agreement and the first anniversary of the Closing Date, except for sales pursuant to a registration statement contemplated by the Registration Rights Agreement, neither Seller, nor any Stockholder shall, without Buyer’s prior written consent, in any manner (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Onyx Common Stock or any securities convertible into or exercisable or exchangeable for Onyx Common Stock (including without limitation, any short sale) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Onyx Common Stock. Notwithstanding the foregoing, any Stockholder who is also an employee of Buyer may

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

sell any shares of Onyx Common Stock acquired by such Stockholder upon exercise of stock options granted to such Stockholder by Buyer without any restriction under this Section 7.14 (subject to the terms of such Stockholder’s stock option letter agreement and Buyer’s generally applicable insider trading policies).

8.	Taxes and Costs; Apportionments

     8.1 Transfer Taxes

     Seller and/or Softworks shall be responsible for the payment of all transfer, conveyance, excise, sales and use and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder other than any such taxes, fees or charges required to be paid under the laws of the state of Washington, or any subdivision thereof. Buyer shall be responsible for the payment of all transfer, conveyance, excise, sales and use and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder to the extent that such taxes, fees or other charges are required to be paid under the laws of the state of Washington, or any subdivision thereof. Each of Seller, Softworks, and Buyer agrees to take all actions reasonably requested by any other party to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Assets hereunder.

     8.2 Transaction Costs

     Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys’ and accountants’ fees and expenses.

     8.3 Apportionments

     With respect to state and local ad valorem taxes on the Assets (whether personal or real, owned or leased) for the current Tax year, Seller shall be responsible for the payment of all such Taxes for the period prior to and including the Closing and Buyer shall be responsible for all such Taxes for the period after the Closing. All such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made and any supplemental property Taxes or assessments which arise out of a revaluation of an Asset which revaluation would not have occurred except for the change in ownership of the Asset shall be allocated to periods after the Closing Date and shall accordingly be borne by Buyer. Any payment of Taxes due from one party to the other pursuant to the foregoing provisions of this Section 8.3 shall be paid at the Closing Date, or prior to the date on which the Tax is due taking into account applicable extensions of time.

     8.4 Cooperation and Records Retention

     Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required by be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and Buyer shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     8.5 Control of Tax Proceedings

     If any claim, suit or proceeding shall be made by any taxing authority that could give rise to an additional payment of Taxes related to the Assets, the party responsible for the payment of such taxes shall control all proceedings arising in connection with such claim suit or proceeding; provided, however, that consent of the other party shall be required prior to the settlement of any such claim, suit or proceeding in the event that settlement of the matter could affect the Tax liability of the other party, which consent shall not be unreasonably withheld.

9.	Covenants Not to Compete

     9.1 Non-Competition Covenants by Seller, the Stockholders, and Softworks

     During the two-year period commencing on the date hereof, none of Seller, any Stockholder, nor Softworks, shall engage in any Restricted Activities, whether directly or indirectly, for its account or otherwise, or as a member, shareholder, owner, partner, principal, agent, joint venturer, employee, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any Person that engages directly or indirectly in any Restricted Activities.

     9.2 Minor Investments

     Notwithstanding the provisions of Section 9.1 above and the noncompetition provisions of the Employment Agreements, Seller, Softworks and the Stockholders may at any time own in the aggregate, directly or indirectly, for investment purposes only, 1% or less of any class of securities of any entity traded on any national securities exchange or quoted on the Nasdaq National Market.

     9.3 Multiple Divisions

     Notwithstanding the provisions of Section 9.1 above, nothing herein shall be construed to prevent Seller, Softworks or any Stockholder from serving as a member, shareholder, owner, partner, principal, agent, joint venturer, employee, consultant, advisor, franchisor or franchisee, independent contractor or otherwise of a business which has multiple divisions, only some of which engage in Restricted Activities, provided that any activity of Seller, Softworks or such

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

Stockholder is performed solely for one of the divisions that does not engage in Restricted Activities.

     9.4 Remedies

     Seller, Softworks, and the Stockholders acknowledge that compliance with the provisions of this Section 9 is necessary and proper to preserve and protect the Assets acquired by Buyer under this Agreement and to assure that the parties receive the benefits intended to be conveyed pursuant to this Section 9. Seller, Softworks and the Stockholders agree that any failure to comply with the provisions of this Section 9 shall entitle Buyer, in addition to such other relief and remedies as may be available, to equitable relief, including, but not limited to, the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy, or preclude the recovery by Buyer of monetary damages and compensation.

10.	Survival and Indemnification

     10.1 Survival

     All representations, warranties and indemnities of Seller, the Stockholders, Softworks, and Buyer contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of time after the Closing described in subsections (a)-(d) below (the “Survival Period”), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements of Seller, the Stockholders, Softworks, and Buyer contained in this Agreement or in the Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

     (a) The representations and warranties of Seller, the Stockholders, and Softworks in Section 4.1 (Organization; Power), Section 4.2 (Authority; Authorization; Enforceability), and Section 4.9 (Intellectual Property), and the indemnities of Seller under Section 10.2, and the representations and warranties of Buyer in Section 5.1 (Organization; Corporate Power) and Section 5.2 (Authority; Authorization; Enforceability), and the indemnities of Buyer under Section 10.3, shall survive the Closing until ninety (90) days following the end of the Contingent Payment Term.

     (b) The representations and warranties of Seller, the Stockholders, and Softworks in Section 4.8 (Taxes) shall survive the Closing for the longer of (i) three (3) years or (ii) until 30 days after the expiration of the applicable statute of limitations periods for the matters addressed in such representation and warranty.

     (c) Any claims based on or arising from fraud shall survive indefinitely.

     (d) All other representations and warranties of Seller, the Stockholders, Softworks, and Buyer in this Agreement or the Transaction Documents shall survive the Closing for a period of twenty-four (24) months.

     10.2 Indemnification by Seller, the Stockholders, and Softworks

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (i) From and after the Closing, Seller and each Stockholder and Softworks (jointly and severally) shall indemnify and hold Buyer and its Affiliates harmless from and against, and shall reimburse Buyer and its Affiliates for, any and all Losses arising out of or in connection with:

          (a) any inaccuracy in any representation or warranty made by Seller, any Stockholder, or Softworks in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

          (b) any failure by Seller, any Stockholder, or Softworks to perform or comply with any covenant or agreement in this Agreement or in the Transaction Documents;

          (c) any Excluded Liabilities;

          (d) any claim by any person or entity for brokerage or finder’s fees or commissions; or similar payments based upon any agreement or understanding alleged to have been made by such person or entity directly or indirectly with Seller or Softworks or any of their officers, directors or authorized agents in connection with any of the transactions contemplated by this Agreement or the Transaction Documents;

          (e) any Claim relating to any business or assets of Seller, Softworks, or their Affiliates not acquired by Buyer hereunder;

          (f) any claims made by Non-Transferring Employees for:

(i)	all wages and salary (including superannuation contributions);

(ii)	all annual leave, leave loading and long service leave entitlements;

(iii)	all payments in lieu of notice, redundancy and severance payments (howsoever described); and

(iv)	any other claims, arising out of their employment with the Seller, Softworks, Pennystream or their Affiliates or the termination of their employment, whether under any agreement, statute, industrial award or in any other way; and

          (g) any workers’ compensation claim lodged by any Employee, whether lodged prior or subsequent to Closing, where, and to the extent that, such claim is founded upon an event or circumstance alleged to have occurred before Closing.

     (ii) (a) Notwithstanding anything to the contrary contained in this Agreement, other than with respect to claims based on or arising from fraud: (1) Seller, the Stockholders, Softworks shall have no liability for indemnification for Claims made solely under clauses 10.2(i)(a) or 10.2(i)(b) (and not in whole or in part under any of clauses 10.2(i)(c) – (g)) in an amount in excess of $4,000,000; and (2) the right to set-off against the Subsequent Payment and Contingent Payments pursuant to Section 10.6, the right to cancel Indemnification Shares pursuant to Section 10.7 and the remedy of specific performance provided in Sections 9.4 and

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

10.10 shall be the sole and exclusive rights and remedies of Buyer and its Affiliates for any Losses arising out of any and all claims for indemnification made solely under Section 10.2(i)(a) or (b) (and not in whole or in part under any of clauses 10.2(i)(c) – (g)); and

          (b) No Losses otherwise payable under Sections 10.2(i)(a) and (b) and arising solely out of or solely resulting from the causes enumerated in Sections 10.2(i)(a) and (b) shall be payable until such time as all such Losses shall aggregate to more than $15,000, after which time Seller, the Stockholders and Softworks shall be liable in full for all indemnifiable Losses (including the first $15,000).

     (iii) In the event that Buyer satisfies any Seller Liability or nFormed Payment on behalf of Seller under Section 7.12, or as a result of the application of any bulk sales law in connection with the sale of the Assets to Buyer, Seller shall pay to Buyer, in addition to any indemnification under Section 10.2(i)(c) otherwise available to Buyer for satisfaction of such Seller Liability or nFormed Payment, as liquidated damages and not as a penalty, an amount equal to [*] the amount of such Seller Liability or nFormed Payment paid by Buyer; provided, however, that in the event that Buyer satisfies an nFormed Payment and, at the time of such satisfaction, the registration statement to be filed pursuant to the Registration Rights Agreement relating to the resale of shares of Onyx Common Stock issued hereunder has not been effective for at least ten (10) trading days prior to such satisfaction, Seller shall have no obligation to pay any liquidated damages under this Section 10.2(iii) in respect of such nFormed Payment. Any such liquidated damages shall constitute Losses and may be recovered by Buyer through the procedures set forth in Sections 10.5, 10.6 and 10.7. The parties acknowledge and agree that the damages suffered by Buyer in the event that it satisfies any Seller Liability or nFormed Payment on behalf of Seller are difficult to determine and that the parties have set the liquidated damages to be an amount that they believe reasonably estimates such damages.

     10.3 Indemnification by Buyer

     (i) From and after the date hereof, Buyer shall indemnify and hold harmless Seller, its Affiliates, and the Stockholders from and against, and shall reimburse Seller, its Affiliates, and the Stockholders for, any and all Losses arising out of or in connection with:

          (a) any inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

          (b) any failure by Buyer to perform or comply with any covenant or agreement in this Agreement or the Transaction Documents; and

          (c) any claim by any person or entity for brokerage or finder’s fees or commissions; or similar payments based upon any agreement or understanding alleged to have been made by such person or entity directly or indirectly with Buyer or any of its officers, directors or authorized agents in connection with any of the transactions contemplated by this Agreement or the Transaction Documents.

*Confidential Treatment Requested

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (ii) (a) Notwithstanding anything to the contrary contained in this Agreement, other than with respect to claims based on or arising from fraud, no payment with respect to any Losses otherwise payable under Sections 10.3(i)(a) and (b) and arising solely out of or solely resulting from the causes enumerated in Section 10.3(i)(a) and (b) shall be payable until such time as all such Losses shall aggregate to more than $15,000, after which time Buyer shall be liable in full for all indemnifiable Losses (including the first $15,000).

          (b) Notwithstanding anything to the contrary contained in this Agreement, other than with respect to claims based on or arising from fraud: (1) Buyer and its Affiliates shall have no liability for indemnification for Claims made solely under clauses 10.3(i)(a) or 10.3(i)(b) (and not in whole or in part under clause 10.3(i)(c)) in an amount in excess of $4,000,000; and (2) the right of indemnification under Section 10.3 and the remedy of specific performance provided in Section 10.10 shall be the sole and exclusive rights and remedies of Buyer and its Affiliates for any Losses arising out of any and all claims for indemnification made solely under Section 10.3(i)(a) or (b) (and not in whole or in part under clause 10.2(i)(c)).

     10.4 Time Limitations

     No party or its Affiliates shall be entitled to assert any right of indemnification with respect to any claim for indemnification made under Section 10.2 or 10.3, as the case may be (a “Indemnification Claim”), of which neither such party or its Affiliates have given written notice to the other party on or prior to the end of the applicable Survival Period (if any) set forth in Section 10.1 above, except that if such party or its Affiliates have given written notice of any Indemnification Claim to the other party on or prior to the end of such Survival Period, then they shall continue to have the right to be indemnified with respect to such pending Indemnification Claim, notwithstanding the expiration of such Survival Period.

     10.5 Procedure for Indemnification

     (a) Any party hereto or any of its Affiliates seeking indemnification hereunder (in this context, the “Indemnified Party”) shall give written notice (the “Claim Notice”) of any claim for indemnification under this Section 10 to the other party (with the Stockholder Representative (as defined below) acting on behalf of, and receiving all notices on behalf of, Seller, the Stockholders and Softworks for purposes of this Section 10.5) (the “Indemnifying Party”) as promptly as practicable, but in any event: (i) if such Indemnification Claim relates to the assertion against an Indemnified Party of any claim by a third party (a “Third-Party Claim”), within 30 days after the assertion of such Third-Party Claim, or (ii) if such Indemnification Claim is not in respect of a Third-Party Claim, within 30 days after the discovery of facts upon which the Indemnified Party intends to base an Indemnification Claim for indemnification pursuant to Section 10 hereof; provided, however, that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such Indemnification Claim is actually prejudiced thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Indemnification Claim is based, the amount thereof, if then ascertainable, and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in the Agreement on which the Indemnification Claim is based.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the Claim Notice from the Indemnified Party of any Third-Party Claim, to assume the defense or handling of such Third-Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 10.5(b)(ii) hereof shall govern.

          (ii) The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third-Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld), agree to a settlement of any Third-Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in a material and adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

     (c) (i) If the Indemnifying Party does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third-Party Claim of the Indemnifying Party’s election to assume the defense or handling of such Third-Party Claim, the provisions of Section 10.5(c)(ii) hereof shall govern.

          (i) The Indemnified Party may select counsel in connection with conducting the defense or handling of such Third-Party Claim and defend or handle such Third-Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third-Party Claim and shall not settle such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

     (d) An Indemnified Party shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses.

     10.6 Set-Off

     The procedure for set-off against the Subsequent Payment or Contingent Payments in satisfaction of Indemnification Claims shall be as follows:

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     (a) From time to time as Buyer determines that it or its Affiliate is entitled to a set-off payment from the Subsequent Payment or Contingent Payments for an Indemnification Claim under this Section 10, Buyer shall give a Claim Notice in accordance with Section 10.5 and a statement of the amounts (i) to be set-off by Buyer from the Subsequent Payment or Contingent Payments and (ii) to be held in reserve by Buyer pending the resolution of an asserted but then unresolved Third Party Claim.

     (b) After the resolution of any Third Party Claim for which a portion of the Subsequent Payment or Contingent Payments was reserved pursuant to Section 10.6(a)(ii), Buyer shall give an additional Claim Notice in accordance with Section 10.5 and the amount properly to be set-off, if any, shall be so set-off from the Subsequent Payment or Contingent Payments. The portion, if any, of such reserved amounts remaining after such set-off shall be promptly paid to Seller if then due as part of the Subsequent Payment or Contingent Payments, or if not then so due, shall be paid when due pursuant to Section 3.

     10.7 Right to Cancel Shares

     The procedure for cancellation of Indemnification Shares in satisfaction of Indemnification Claims shall be as follows:

     (a) From time to time as Buyer determines that it or its Affiliate is entitled to cancel shares of Onyx Common Stock issued as part of the Initial Stock Portion or the Subsequent Stock Portion and then held by the Seller or its Affiliates for an Indemnification Claim under this Section 10, Buyer shall give a Claim Notice in accordance with Section 10.5 and a statement of the number of Indemnification Shares (i) to be transferred to and cancelled by Buyer and (ii) to be transferred to Buyer and held in reserve by Buyer pending the resolution of an asserted but then unresolved Third Party Claim.

     10.8 Payment by Set-Off or Cancellation of Indemnification Shares

     (a) If Buyer has not received from the Indemnifying Party (whether Seller, its Affiliates or the Stockholders) within 30 days after receipt of the Claim Notice to which it relates (the “Response Period”) a written objection to an Indemnification Claim stating the facts and circumstances on which the objection is based, the Indemnification Claim stated in such Claim Notice shall be conclusively deemed to be approved by Seller, its Affiliates and the Stockholders and Seller shall promptly thereafter transfer to the Buyer or its Affiliate, as the case may be, (i) from the Indemnification Shares or (ii) pursuant to Section 10.6 an amount equal in value to the amount of such Indemnification Claim; provided, however, that at the election of Seller the Indemnification Claim may be paid in cash, in whole or in part. If Buyer elects to receive payment via transfer of Indemnification Shares, the number of Indemnification Shares to be transferred shall be determined by dividing the amount of the Indemnification Claim by the Fair Market Value as of the date on which such Indemnification Shares were first issued and shall be rounded to the nearest whole share, with .5 being rounded up.

     (b) If, within the Response Period, Buyer shall have received from Seller, its Affiliates or the Stockholders a written objection to the Claim Notice specifying the nature of and grounds for such objection, then such Indemnification Claim shall be deemed to be a “Buyer

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

Open Claim,” and, if Seller holds any Indemnification Shares, Seller shall retain and preserve a number of Indemnification Shares equal in value to the amount of such Buyer Open Claim (which amount designated for each Buyer Open Claim is referred to herein as the “Claim Reserve Amount”). The number of Indemnification Shares to be retained and preserved shall be determined by dividing the amount of the Buyer Open Claim by the Fair Market Value as of the date on which such Indemnification Shares were first issues and shall be rounded to the nearest whole share, with .5 being rounded up.

     (c) The Claim Reserve Amount for each Buyer Open Claim shall be paid to Buyer or its Affiliate, as the case may be, (i) from the Indemnification Shares or (ii) pursuant to Buyer’s right to set-off payment only in accordance with either (x) a mutual agreement between Buyer and Seller (on behalf of itself, its Affiliates and the Stockholders), which shall be memorialized in writing, or (y) a court order from any competent court having jurisdiction over the parties or a final and binding arbitration decision pertaining to the Buyer Open Claim.

     (d) When a final determination is made with respect to any Buyer Open Claim, if indemnification is made by cancellation of Indemnification Shares, the number of Indemnification Shares transferable to Buyer or its Affiliate shall be transferred to Buyer or its Affiliate, as the case may be, from the Claim Reserve Amount for such Buyer Open Claim. The Indemnification Shares included in such Claim Reserve Amount remaining after such transfer, and any remaining Indemnification Shares not subject to a Buyer Open Claim, shall be released to Seller free of any restrictions under this Section 10.

     10.9 Stop Transfer Order

     Each of the Seller and each Stockholder acknowledges and agrees that any Indemnification Shares comprising a Claim Reserve Amount shall be subject to a stop transfer order imposed by Buyer during the period of the applicable Buyer Open Claim.

     10.10 Election of Remedies

     In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its Indemnification Claim is covered under more than one provision of this Section 10, such party or Affiliate shall be entitled to elect the provision or provisions under which it may bring an Indemnification Claim; provided, however, that Buyer shall exercise its rights to set-off under Section 10.6 as to the Subsequent Payment and any Contingent Payments to be made no later than 30 days after such Indemnification Claim, prior to exercising its right to cancel Indemnification Shares pursuant to Section 10.7.

     10.11 Specific Performance

     The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder. In any such action specifically to enforce any provision of this Agreement, each

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

     10.12 Stockholder Representative

     (a) Each Stockholder and Softworks hereby irrevocably authorizes and appoints Seller (the “Stockholder Representative”), with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead as contemplated by this Article 10 and to execute in the name and on behalf of such Person any agreement, certificate, instrument or document to be delivered by such Person in connection with this Article 10.

     (b) Upon any dissolution of Seller in accordance with Section 7.2, Seller shall appoint a new Stockholder Representative to replace Seller with the same powers and duties as Seller as the Stockholder Representative, provided that such newly appointed Stockholder Representative shall be subject to the reasonable approval of Buyer.

     (c) Any Stockholder Representative appointed pursuant to Section 10.11(b) or this Section 10.11(c) may resign at any time. Upon such resignation, the Stockholder Representative shall appoint a new Stockholder Representative to replace such resigning Stockholder Representative with the same powers and duties as such resigning Stockholder Representative, provided that such newly appointed Stockholder Representative shall be subject to the reasonable approval of Buyer.

     (d) If the Stockholder Representative or any successor shall die, or become unable to act as the Stockholder Representative, a replacement shall promptly be appointed by a writing signed by Stockholders who, as of the date hereof, hold a majority in interest in Seller, provided that such newly appointed Stockholder Representative shall be subject to the reasonable approval of Buyer.

11.	Miscellaneous

     11.1 Confidentiality Obligations of Seller and the Stockholders and Softworks Following the Closing

     From and after the Closing, Seller, the Stockholders and Softworks shall keep confidential and not use or disclose to any party any confidential information relating to the assets, business or affairs of Buyer or the Assets. The confidentiality and non-use obligations set forth in this Section 11.1 shall not apply to any information that is available to the public through no breach of this Agreement by Seller, the Stockholders, or Softworks, or is disclosed to Seller, the Stockholders or Softworks by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by Seller, the Stockholders, or Softworks in connection with pending litigation or investigation; provided, however, that in the event Seller any Stockholder or Softworks becomes required in connection with pending litigation or investigation to disclose any of the confidential information relating to the assets, business or affairs of Buyer or the Assets, then Seller, the Stockholder(s), or Softworks, as applicable, shall provide Buyer with reasonable notice so that Buyer may seek a court order protecting against or

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

limiting such disclosure or any other appropriate remedy. In the event such protective order or other remedy is not sought, or is sought but not obtained, Seller, the Stockholder(s), or Softworks, as applicable, shall furnish only that portion of the information that is required and shall endeavor, at Buyer’s expense, to obtain a protective order or other assurance that the portion of the information furnished by Seller, the Stockholder(s) or Softworks will be accorded confidential treatment.

     11.2 Severability

     If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made. Without in any way limiting the generality of the foregoing, it is understood and agreed that this Section 11.2 shall apply to the provisions of Section 9 and that the provisions of Section 9, as they relate to each jurisdiction within their geographical scope, constitute separate and distinct covenants.

     11.3 Modification and Waiver

     This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

     11.4 Notices

     All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

if to Buyer:
Onyx Software Corporation
1100 112th Avenue N.E., Suite 100
Bellevue, Washington 98004-4504
Attention: Chief Legal Officer

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

with a copy (not constituting notice) to:

Orrick, Herrington & Sutcliffe LLP
719 2nd Avenue, Suite 900
Seattle, WA 98104
Attention: Alan C. Smith

if to Seller:
Visuale, Inc.
c/o Scott Broomfield
19580 Montevina Rd
Los Gatos, CA 95033

with a copy (not constituting notice) to:

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attention: Christopher D. Dillon
David W. Van Horne, Jr.

if to Softworks:
c/o Kim Riley
129 Roghan Road
Taigum
Queensland, Australia 4018

Attention: Kim Riley

if to Pennystream:

c/o Kim Riley
129 Roghan Road
Taigum
Queensland, Australia 4018
Attention: Kim Riley

if to Scott Broomfield:

Scott Broomfield
19580 Montevina Rd
Los Gatos, CA 95033

if to Craig Sproule:

Craig Sproule
67 Boundary Road
Thornlands QLD 4164 Australia

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

if to Kim Riley:
129 Roghan Road
Taigum
Queensland, Australia 4018

     Any party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other parties as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

     11.5 Assignment

     None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer; provided, however, that any such assignment by Buyer shall not relieve Buyer from its obligations hereunder. Furthermore, Buyer may assign its rights and obligations hereunder to any successor of Buyer that acquires the Product after the Closing; provided, however, that any such assignment by Buyer shall not relieve Buyer from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     11.6 Captions

     The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

     11.7 Entire Agreement

     This Agreement and the documents referred to herein constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

     11.8 No Third-Party Rights

     Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than the parties hereto (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

     11.9 Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     11.10 Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, as though made and to be fully performed in that State. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the King County, Washington; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in King County, Washington; (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.4.

     11.11 Waiver of Conflicts

     Each party to this Agreement acknowledges that Orrick, Herrington & Sutcliffe LLP, counsel for Buyer, has in the past performed legal services for Seller and certain of the Stockholders in matters unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (a) acknowledges that it has had an opportunity to ask for information relevant to this disclosure and (b) gives its informed consent to Orrick, Herrington & Sutcliffe LLP’s representation of Buyer in connection with this Agreement and the transactions contemplated hereby.

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

VISUALE, INC.

By	/s/ Scott Broomfield

Scott Broomfield, CEO

ONYX SOFTWARE CORPORATION

By	/s/ Brent Frei

Name	Brent Frei
Title	Chief Executive Officer

SOFTWORKS AUSTRALIA PTY LTD.

By	/s/ Craig Sproule

Name	Craig Sproule
Title	Chief Executive Officer

STOCKHOLDERS:

/s/ Scott Broomfield

Scott Broomfield

/s/ Craig Sproule

Craig Sproule

/s/ Kim Riley

Kim Riley

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION

PENNYSTREAM VENTURES, LLC

By	/s/ Kim Riley

Name	Kim Riley
Title	Manager

ASSET PURCHASE AGREEMENT	ONYX SOFTWARE CORPORATION